LIMITED POWER OF ATTORNEY

Section 16 Reporting

The undersigned appoints Jon S. Ploetz, Vice President-General Counsel & Secretary of Applied Industrial Technologies, Inc. (the "Company"), as the undersigned's attorney-in-fact to act in the undersigned's name and on the undersigned's behalf for the purposes set forth below.

Authority. Each attorney-in-fact appointed under this Power of Attorney may:

1. prepare, sign and file Forms 3, 4 and 5, including amendments and related exhibits, with the Securities and Exchange Commission (the "SEC") and any applicable securities exchange under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules thereunder, concerning the undersigned's holdings of and transactions in Company securities;
2. obtain from the Company, brokers, dealers, benefit plan administrators, trustees and other persons information necessary to prepare those filings, and the undersigned authorizes those persons to release that information to an attorney-in-fact acting under this Power of Attorney;
3. prepare, sign and submit Form ID, amendments thereto and related documents necessary to obtain or maintain access to the SEC's Electronic Data Gathering, Analysis and Retrieval system ("EDGAR") on the undersigned's behalf;
4. if duly authorized in the applicable EDGAR role, act as an account administrator for the undersigned, including appointing or removing account administrators, users, technical administrators and delegated entities; maintaining access codes and account information; performing required annual confirmations; and acting as the EDGAR point of contact. If the Company acts as a delegated entity, take actions within the attorney-in-fact's duly authorized role at the Company to accept that delegation and manage delegated users, in each case in accordance with SEC requirements; and
5. sign related documents and take other administrative actions reasonably necessary to complete and submit the filings authorized above, including arranging submission through an authorized filing agent.

Additional appointments. Jon S. Ploetz is expressly authorized to appoint any corporate paralegal employed by the Company as an additional attorney-in-fact by a signed written designation identifying that individual by name. A designation may grant all or specified powers described above and may be revoked by Jon S. Ploetz in a signed writing. Each attorney-in-fact may act separately. No paralegal may appoint another attorney-in-fact or further delegate authority to sign on the undersigned's behalf. Granting EDGAR access or assigning an EDGAR role does not itself appoint an attorney-in-fact under this Power of Attorney. Designations and revocations will be maintained in the Company's records. This Power of Attorney and any applicable designation will be filed with the SEC to the extent required to establish the signing attorney-in-fact's authority.

Duration and revocation. Jon S. Ploetz's authority ends when he ceases to serve as the Company's General Counsel. A paralegal's authority ends when the designation is revoked or the paralegal ceases to be employed by the Company as a corporate paralegal. An appointment properly made before Jon S. Ploetz's authority ends remains effective subject to these terms. This Power of Attorney and all appointments under it terminate when the undersigned is no longer required to file Forms 3, 4 or 5 concerning Company securities, unless earlier revoked by the undersigned in a signed writing delivered to the Company's Legal Department.

Scope and responsibility. This Power of Attorney authorizes reporting and related administrative acts only and does not authorize transactions in the undersigned's securities. It authorizes, but does not require, an attorney-in-fact to act. Each attorney-in-fact may rely on information furnished by the undersigned or other persons without independent verification and may prepare and execute the authorized documents in such form and with such information as the attorney-in-fact considers necessary or appropriate within the authority granted here.

The undersigned remains responsible for compliance with Section 16 of the Exchange Act. Neither the Company nor an attorney-in-fact assumes the undersigned's compliance obligations, any liability of the undersigned for failure to comply, or any liability of the undersigned for disgorgement of profits under Section 16(b) of the Exchange Act. This Power of Attorney does not relieve the undersigned of those obligations or liabilities.

The undersigned grants each attorney-in-fact authority to take actions reasonably necessary to carry out the powers expressly granted here and ratifies all acts lawfully taken within that authority.

This Power of Attorney supersedes prior powers of attorney executed by the undersigned solely to the extent they authorize signing and filing Forms 3, 4 and 5 concerning Company securities and related amendments and exhibits.

Signature: ______________________

Printed name: Michael L. Olosky

Date: 10/20/2026

State of Ohio

County of Cuyahoga

Acknowledged before me on October 20TH, 2026 by Michael L. Olosky.

Notary signature: ______________________

My commission expires: 7/12/2030

NOTARY PUBLIC STATE OF OHIO

PATRICIA A COMAI
Notary Public
State of Ohio
My Comm. Expires
July 12, 2030

DESIGNATION OF ADDITIONAL ATTORNEY IN FACT

Section 16 Reporting

Reporting person: Michael L. Olosky

Date of Power of Attorney: 10/20/2026

Pursuant to the Limited Power of Attorney identified above (the "Power of Attorney"), I, Jon S. Ploetz, appoint the following individual as an additional attorney-in-fact for the reporting person identified above:

Name of appointee: Amy M. Auch

Title: Senior Corporate Paralegal

The appointee is employed by Applied Industrial Technologies, Inc. as a corporate paralegal and may separately exercise all powers granted to an attorney-in-fact under the Power of Attorney, subject to its terms and any required EDGAR authorizations. The appointee may not appoint another attorney-in-fact or further delegate authority to sign on the reporting person's behalf.

This designation is effective as of the date signed below and remains effective until terminated in accordance with the Power of Attorney. It supplements the Power of Attorney and does not revoke any other appointment then in effect.

Signature: ____________________

Jon S. Ploetz
Vice President-General Counsel & Secretary

Date: 10/20/2026